Exhibit 10.38
DYNEX CAPITAL, INC.
2018 STOCK AND INCENTIVE PLAN

FORM OF
RESTRICTED STOCK AGREEMENT
FOR EXECUTIVE OFFICERS

This Restricted Stock Agreement (“Agreement”), which includes the attached Terms and Conditions, confirms the grant of restricted stock (the “Award”) by DYNEX CAPITAL, INC. (the “Company”), to <<name>> (“Employee”), under the Dynex Capital, Inc. 2018 Stock and Incentive Plan (the “Plan”) pursuant to the Dynex Capital, Inc. Executive Incentive Plan (as amended and restated January 1, 2019) (the “EIP”) as follows:

Date of Grant:	<< grant date >> (“Award Date”)
Number of Shares:	<< number of shares >> shares (“Award Shares”)
Vesting Dates:	<<insert vesting schedule>>, subject to the Terms and Conditions.
The Award is subject to the terms and conditions of the Plan and this Agreement, which includes the attached Terms and Conditions.

By signing below, the Company and Employee agree to the terms and conditions of this Agreement.

DYNEX CAPITAL, INC.                    EMPLOYEE

<< name>>                            << name>>
<<title>>

Date:                                Date:

TERMS AND CONDITIONS

The following terms and conditions apply to the Award of restricted stock granted to Employee by the Company as specified on the preceding page (the “Summary Page”), which is an integral part of this Agreement.

1.    Award of Shares. Under the terms of the Plan, the Committee has granted to Employee the Award of restricted stock, effective on the Award Date.

2.    Period of Restriction and Vesting in the Award Shares.

(a)
Subject to earlier vesting or forfeiture as provided below, the period of restriction (the “Period of Restriction”) applicable to each portion of the Award Shares is the period from the Award Date through the vesting date provided on the Summary Page, provided Employee continues to provide services to the Company or any Subsidiary as contemplated in Paragraph 6 through such vesting date.

(b)
Except as contemplated in Paragraph 2(c), the Award Shares, and the rights and privileges conferred hereby, may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution or to a Beneficiary upon the death of the Employee, and shall not be subject to execution, attachment or similar process, during the Period of Restriction; provided, however, that the Committee may permit, in its sole discretion, transfers of Award Shares that are not vested pursuant to a domestic relations order. Except as otherwise provided pursuant to Paragraph 2(c), the Award Shares as determined pursuant to Paragraph 2(a) shall become freely transferable by Employee as of the last day of the relevant Period of Restriction.

(c)	Subject to earlier forfeiture as provided in Paragraph 6 below:

(i)
in the event a Vesting Acceleration Event occurs while Employee is providing services to the Company or a Subsidiary as contemplated in Paragraph 6 and prior to the vesting date applicable to any portion of the Award Shares, immediate vesting shall occur and the Period of Restriction shall end for such portion of the Award Shares, and the Award Shares shall be free of restrictions and freely transferable on the date of such Vesting Acceleration Event; and

(ii)
in the event of the termination of Employee’s service with the Company and any Subsidiary by the Company other than for Cause (as defined in the Employment Agreement by and between the Company and Employee in effect on the Award Date (the “Employment Agreement”)) or the termination of Employee’s service with the Company and any Subsidiary by Employee for Good Reason (as defined in and subject to the notice provisions of Section 7(b)(i) of the Employment Agreement) prior to the applicable vesting date, the Committee may, in its sole discretion and no later than the date of termination of Employee’s service, waive the automatic forfeiture of any or all unvested Award Shares otherwise provided in Paragraph 6 below and provide for such vesting as it deems appropriate subject to such new restrictions, if any, applicable to the Award Shares as it deems appropriate, which may, but need not, include, without limitation, a requirement for Employee to provide a release of claims or enter into a non-competition agreement with the Company or any Subsidiary.

(d)
“Vesting Acceleration Event” shall mean the occurrence of (A) a Change of Control (as defined in the Plan), (B) Employee’s separation from service due to becoming “disabled” (as defined in the Employment Agreement or, if none, for purposes of Section 22(e)(3) of the Internal Revenue Code), (C) Employee’s death or (D) Employee’s retirement, with the consent of the Committee or its delegate, at or after age sixty-five (65) where there is no Cause (as defined in the Employment Agreement) for the Company to terminate Employee’s service.

3.    Stock Certificates.

(a)
The Company shall issue the Award Shares either: (i) in certificate form, or (ii) in book-entry form, registered in the name of Employee with notations as to any restrictions on transfer imposed under this Agreement.

(b)
Any certificates representing any of the Award Shares shall be held by the Company until the Period of Restriction with respect to any of the Award Shares lapses or until the Award Shares are forfeited hereunder. During the Period of Restriction, any Award Shares issued in book-entry form shall be subject to the following legend and any certificates representing the Award Shares shall bear the following legend:

The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the Dynex Capital, Inc. 2018 Stock and Incentive Plan, in the rules and administrative procedures adopted pursuant to such Plan, and in a Restricted Stock Agreement dated << grant date >>. A copy of the Plan, such rules and procedures, and such Restricted Stock Agreement may be obtained from the Secretary of Dynex Capital, Inc.

(c)
Promptly after the Period of Restriction lapses for any of the Award Shares, the Company shall either remove the relevant notations for such Award Shares issued in book-entry form or deliver to Employee a certificate(s) evidencing the number of Award Shares as to which the Period of Restriction has lapsed.

(d)
By execution of this Agreement, Employee hereby appoints the Secretary of the Company, with full power of substitution, as Employee’s attorney in fact with power and authority in the name and on behalf of Employee to take any action and execute all documents and instruments, including without limitation stock powers, which may be necessary to cancel or transfer to the Company any forfeited Award Shares (or shares otherwise reacquired or withheld by the Company hereunder) as may be required pursuant to the Plan or this Agreement.

4.    Voting Rights. During the Period of Restriction, Employee may exercise full voting rights with respect to all of the Award Shares.

5.    Dividends and Other Distributions. During the Period of Restriction, all dividends and other distributions paid with respect to the Award Shares in the Company’s Common Stock or other securities of the Company shall be registered in the name of Employee and held by the Company until payable or forfeited pursuant hereto. Such stock dividends and other stock distributions shall be subject to the same restrictions on transferability, forfeiture, and vesting as the Award Shares with respect to which they were paid and shall, to the extent vested, be paid when and to the extent the underlying Award Shares are vested and freed of restrictions. Dividends paid in cash shall be paid to Employee at the same time as they are paid to other shareholders of the Company and shall not be subject to any restrictions under this Agreement.

6.    Forfeiture on Separation from Service. If Employee separates from service with the Company and any Subsidiaries for any reason prior to the applicable vesting date and Paragraph 2(c) does not apply or has not applied for any portion of the Award Shares, then any Award Shares subject to restrictions at the date of such separation from service shall be forfeited to the Company immediately upon such separation from service, subject to the exceptions described below. For purposes of this Agreement, transfer of employment among the Company and any Subsidiaries shall not be considered a separation from service. For purposes of this Agreement, an Employee shall not be considered to have a separation from service under this Agreement if such Employee continues to provide services to the Company or a Subsidiary as an independent contractor or as a non-employee member of the Company’s or a Subsidiary’s board of directors (a “Non-Employee Service Provider”), provided such services as a Non-Employee Service Provider begin on, before or immediately following Employee’s last day of employment as an employee. The Committee shall have absolute discretion, subject to applicable law, to determine whether a separation from service or authorized leave of absence or absence due to military or government service is to be considered a retirement for purposes of this Agreement and whether an authorized leave of absence or absence due to military or government service shall constitute a separation from service for purposes of this Agreement.

7.    Withholding Taxes. The Company, or any Subsidiary, shall have the right to retain and withhold the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to the Award Shares. The Company shall withhold only the minimum amount necessary to satisfy applicable statutory withholding requirements, provided that the Committee may permit Employee to elect to have an additional amount (up to the maximum allowed by law) withheld. The Committee may require Employee or any successor in interest to pay or reimburse the Company, or any Subsidiary, for any such taxes required to be withheld by the Company, or any Subsidiary, and to withhold any distribution in whole or in part until the Company, or any Subsidiary, is so paid or reimbursed. In lieu thereof, the Company, or any Subsidiary, shall have the right to withhold from any other cash amounts due or to become due from the Company, or any Subsidiary, to or with respect to Employee an amount equal to such taxes required to be withheld by the Company, or any Subsidiary, to pay or reimburse the Company, or any Subsidiary, for any such taxes. Alternatively, Employee or any successor in interest may elect to have the Company withhold a number of vested Award Shares having a Fair Market Value equal to the amount required to be withheld and cancel any Shares so withheld in order to pay or reimburse the Company, or any Subsidiary, for any such taxes. Employee or any successor in interest is also authorized to deliver Shares of the Company’s Common Stock having a Fair Market Value equal to the amount required to be withheld in satisfaction of required tax withholding obligations. The value of any Shares so withheld or delivered shall be based on the Fair Market Value of the Shares on the date that the amount of tax to be withheld is to be determined. All elections by Employee shall be irrevocable and be made in writing and in such manner as determined by the Committee (or its delegate) in advance of the applicable vesting date.

8.    Certain Tax Matters. Employee shall provide the Company with a copy of any election made pursuant to Section 83(b) of the Internal Revenue Code, and similar provision of state law (collectively, an “83(b) Election”). If Employee decides to make an 83(b) Election, he or she must do so within a limited period of time. (For federal tax purposes, generally, an 83(b) Election must be filed within thirty (30) days of the Award Date.) Employee should contact his or her tax advisor to determine if an 83(b) Election is appropriate.

9.    Plan, EIP and Prospectus. This Award is granted pursuant to the Plan and is subject to the terms of the Plan, EIP and this Agreement. To the extent the terms of the Plan and this Agreement are inconsistent, the terms of the Plan shall govern the Award. To the extent that the terms of the Plan and/or Agreement are inconsistent with the EIP, the terms of the EIP shall govern the Award. A copy of the Plan, as well as a prospectus for the Plan, and EIP have been provided to Employee, and Employee acknowledges receipt thereof.

10.    Notices. Any notice to the Company required under or relating to this Agreement shall be in writing (which may be an electronic writing) and addressed to:

Dynex Capital, Inc.
4991 Lake Brook Drive, Suite 100
Glen Allen, VA 23060
Attention: Secretary

Any notice to Employee required under or relating to this Agreement shall be in writing (which may be an electronic writing) and addressed to Employee at his or her address as it appears on the records of the Company.

11.    Construction and Capitalized Terms. This Agreement shall be administered, interpreted and construed in accordance with the applicable provisions of the Plan. Capitalized terms in this Agreement have the meaning assigned to them in the Plan, unless this Agreement provides, or the context requires, otherwise.